Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2021 FIRST QUARTER RESULTS

Houston, Texas – February 3, 2021 – Geospace Technologies (NASDAQ: GEOS) today announced its highest first quarter earnings in seven years, narrowing its net loss to $1.1 million, or $(0.08) per diluted share, on revenue of $28.5 million for its first quarter ended December 31, 2020. This compares with a net loss of $9.3 million, or ($0.69) per diluted share, on revenue of $17.7 million for the first quarter of the prior year.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies (the “Company”) said, “Despite the negative impacts that the COVID-19 worldwide pandemic continues to have on our business segments, we are pleased to report that we generated revenue totaling $28.5 million during the first three months of fiscal year 2021. This quarterly figure exceeds each of the previously reported quarterly figures in fiscal year 2020, and moreover represents the Company’s highest recorded first quarter revenue in seven years. Additionally, several notable first-time events occurred in the quarter. These include our first sale of a large OBX nodal marine system. The system was purchased by a large international seismic contractor for $9.9 million which included 7,500 OBX ocean-bottom marine nodes from our rental fleet along with all necessary central electronics. The quarter also marks the first occurrence of meaningful revenue from our Quantum Technology Sciences subsidiary in our Emerging Markets segment. The revenue is in partial fulfillment of a $10.5 million contract secured in April 2020 with the U.S. Customs and Border Protection, U.S. Border Patrol for a high technology border security solution. Our Emerging Markets products provide customers in a variety of markets with actionable real-time information by utilizing proprietary seismic acoustics and data analytics.”

Wheeler continued, “In another company `first’, combined revenue generated from our Emerging Markets and Adjacent Markets segments reached its highest amount ever, exceeding total revenue generated in our Oil and Gas Markets segment. This accomplishment is a tangible demonstration of true value derived entirely from our disciplined diversification strategy. With clear and focused objectives of deepening our technologies and advancing our core engineering and manufacturing competencies into broader markets, we believe this strategy will continue to create new value.”

CORPORATE HEADQUARTERS

7007 Pinemont Drive

Houston, TX 77040 USA

www.Geospace.com

Oil and Gas Markets Segment

Combined revenue from the Company’s Oil and Gas Markets segment totaled $12.8 million for the three months ended December 31, 2020. This compares with $11.5 million for the equivalent three-month period a year ago, reflecting an increase of 11%. The increase for the three-month period is the result of increased sales of the Company’s wireless seismic products, partially offset by lower rental revenue from these products as well as lower demand for its traditional and reservoir seismic products and services. The Company believes that the worldwide reduction in demand for oil and gas, arising from COVID-19 and the actions taken to prevent its spread, will continue to impair demand for products and services in its Oil and Gas Markets segment for the foreseeable future.

Revenue contributions from the Company’s traditional exploration products totaled $1.0 million for the three-month period ended December 31, 2020. This reflects a decrease of 58% compared to $2.4 million for the same period a year ago. The decrease for the compared three-month period is the result of lower demand for the Company’s marine seismic products and lower amounts of customer product repair and support services. Greatly reduced demand for these products is expected to remain unchanged so long as industry wide seismic exploration activity remains at its current historic lows.

Segment contributions from the Company’s wireless seismic products totaled $11.7 million for the three-months ended December 31, 2020. This compares with $8.9 million for the equivalent three months last year, reflecting an increase of 31%. The increase is attributed to the sale of a large marine nodal recording system for $9.9 million comprised of 7,500 OBX ocean bottom nodes from the Company’s rental fleet. The increase was partially offset by reduced rental revenue due to lower utilization of the Company’s GSX land and OBX marine rental equipment and the conversion of an OBX rental contract to the aforementioned sale. Based on current rental contracts and requested quotes for future contracts, the Company expects lower utilization of its GSX and OBX rental equipment to continue until later in the fiscal year. Not yet included in reported revenue is the sale of a 30,000 channel GCL wireless land recording system, valued at $12.5 million and delivered in the second quarter of fiscal year 2020. The sale was partially financed by a $10.0 million promissory note. Due to concerns of collectability of the promissory note, the Company only intends to recognize revenue from the sale in the future, when and if it is likely that all payments will be made on the promissory note. To date, all payments toward the purchase have been received in a timely manner and are included in non-current deferred revenue on the Company’s balance sheet.

The Company’s reservoir seismic products contributed $29,000 to revenue in the first fiscal quarter ended December 31, 2020, reflecting a decrease of 87% compared to $218,000 for the same year ago period. The decrease stems from fewer performed services and lower sales of borehole tool parts and repairs. Management believes contracts for the manufacture and deployment of permanent reservoir monitoring (PRM) systems represent the greatest opportunities for meaningful revenue from this product category. The Company has not received an order for a large-scale seabed PRM system since November 2012, although it has the largest installed base of PRM systems in the world, utilizing either high-resolution electromagnetic motion sensors or OptoSeis® fiber optic sensor technology. In September 2020, the Company received a request from a major oil and gas producer for a proposal to manufacture and install a large-scale seabed PRM system. The Company decided not to provide a bid on the project under the offered terms and conditions initially presented by the customer. Discussions are ongoing with this customer to try and resolve the issues necessary to provide a PRM system. Management does not know exactly when, or if these discussions will lead to a resolution or the award of a proposal. The Company also has ongoing discussions with other major oil and gas producers for possible PRM systems.

Adjacent Markets Segment

For the three-month period ended December 31, 2020, combined revenue from the Company’s Adjacent Markets segment totaled $6.9 million, a comparative increase of 13% from $6.1 million recorded in the equivalent period one year-ago. The increase is largely the result of increased sales of the Company’s smart water meter cable and connector products, augmented by higher demand for its contract manufacturing services. The increase is partially offset by lower demand for the Company’s industrial sensors and cables in conjunction with a slight decrease in sales of its graphic imaging products. Demand has been negatively impacted by the economic effects of COVID-19 for many of the products in this market segment, and the Company expects such decreased demand to continue until there is greater recovery from the pandemic. Management does not believe the improvement over the same period last year is a convincing sign of recovery from the many issues presented by the COVID-19 pandemic, but is more likely a part of normal variations in demand for these products.

Emerging Markets Segment

The Company’s Emerging Markets segment generated revenue of $8.8 million for the three months ended December 31, 2020. This compares with $0.1 million for the similar period last year. The large increase in revenue is the result of the Company’s fulfillment of the majority of equipment and installation obligations in its contract with the U.S. Customs and Border Protection, U.S. Border Patrol, secured in April 2020 through its Quantum Technology Sciences subsidiary. The contract provides the U.S. Department of Homeland Security with a border and perimeter security solution using the Company’s advanced seismic acoustic technologies and innovative data analytics developed by its Quantum subsidiary. Although the Company currently has no other significant contracts for its border and perimeter security systems, management believes the unique features and capabilities of these systems have no industry equivalent, and that the actionable information they provide to government and commercial customers will lead to additional contracts.

Balance Sheet and Liquidity

For the three months ended December 31, 2020, the Company generated $2.3 million in cash and cash equivalents from operating activities. The Company used $0.5 million of cash for investment activities that included $0.6 million invested in additions to property, plant, and equipment, which were partially offset by $0.1 million of proceeds from the sale of rental equipment. As of December 31, 2020, the Company had $33.7 million in cash and cash equivalents, and maintained an additional borrowing availability of $14.7 million under its bank credit agreement with no borrowings outstanding. As of December 31, 2020, the Company’s total liquidity stood at $48.4 million. The Company also owns unencumbered property and real estate in both domestic and international locations.

In November 2020, the Company announced the authorization of a stock repurchase program by its Board of Directors, pursuant to which, the Company could repurchase up to $5 million worth of shares of its common stock in open market transactions. Purchases under the program are determined on a discretionary basis depending on various factors, including stock price, trading volume, and general business and market conditions. As of December 31, 2020, the Company had purchased a total of 117,637 of its shares on the open market for an aggregate amount of $828,000.

Wheeler concluded, “It has been a year since COVID-19 began to wreak havoc on the Earth, jeopardizing the health of mankind and disrupting whole national economies in attempts to prevent its spread. The world is anxious, yet hopeful, that the vaccines emerging today will provide a path to normalcy. A successful recovery will take some time though, and a true rendering of society’s new normal after COVID-19 is still un-defined. Therefore, many challenges remain ahead of us in fiscal year 2021, as they do for many other companies, including our customers. The reduced demand for energy that we’ve seen over the past year is a direct consequence of the reactions to COVID-19, and we believe it is unrealistic that this reduced demand will persist once the pandemic is contained. Renewable energy will be able to assist with some fraction of these near-term needs. However, servicing a full return and subsequent growth in primary energy demand will require better recovery from existing oil and gas reservoirs and renewed exploration for new resources. The products and services we offer in our Oil and Gas Markets segment are ideally suited for these tasks, especially where the required fidelity of seismic imaging demands the highest quality data. As economic recovery takes place and a new normalcy evolves, we fully expect our Adjacent Markets segment to resume the trending growth it experienced prior to the COVID-19 pandemic. In its very essence, Geospace is a technology company, and our Adjacent Markets products embody innovative solutions created from our extensive engineering accomplishments in a broad range of industries. Our deep manufacturing skills give us the means to rapidly bring these products to market with controlled quality and cost. This is very convincingly illustrated by the novel technologies incorporated in the border and perimeter security solution we are providing to the U.S. Border Patrol, the features and capabilities of which have never existed before. While many challenges remain ahead in our 2021 fiscal year, our technical focus, conservative management, and strong balance sheet comprising no debt and ample liquidity, keep us steadily aligned on the path toward success.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2021 first quarter financial results on February 4, 2021 at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (877) 876-9173 (US) or (785) 424-1667 (International). Please reference the conference ID: GEOSQ121 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of our website at www.geospace.com.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment. We market our seismic products to the oil and gas industry to locate, characterize and monitor hydrocarbon-producing reservoirs. We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications. We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment and offshore cables.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the adoption, results and success of our transactions with Quantum and the OptoSeis® technology, the adoption and sale of our products in various geographic regions, potential tenders for PRM systems, future demand for OBX systems, the completion of new orders for our channels of our GCL system, the fulfillment of customer payment obligations, the impact of the coronavirus (COVID-19) pandemic, our ability to manage changes and the continued health or availability of management personnel, volatility and direction of oil prices, anticipated levels of capital expenditures and the sources of funding therefor, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our current judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10-Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® technology transactions to yield positive operating results, decreases in commodity price levels, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, inability to realize value from bonds, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2020	December 31, 2019
Revenue:
Products	$26,722	$9,083
Rental	1,738	8,622

Total revenue	28,460	17,705

Cost of revenue:
Products	16,830	9,903
Rental	4,905	5,305

Total cost of revenue	21,735	15,208

Gross profit	6,725	2,497

Operating expenses:
Selling, general and administrative	5,354	5,997
Research and development	3,520	4,296
Change in estimated fair value of contingent consideration	(697)	—
Bad debt expense	7	27

Total operating expenses	8,184	10,320

Loss from operations	(1,459)	(7,823)

Other income (expense):
Interest expense	—	(12)
Interest income	321	134
Foreign exchange gains (losses), net	149	(132)
Other, net	(3)	(29)

Total other income (loss), net	467	(39)

Loss before income taxes	(992)	(7,862)
Income tax expense	58	1,420

Net loss	$(1,050)	$(9,282)

Loss per common share:
Basic	$(0.08)	$(0.69)

Diluted	$(0.08)	$(0.69)

Weighted average common shares outstanding:
Basic	13,571,510	13,454,254

Diluted	13,571,510	13,454,254

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

(unaudited)

	December 31, 2020	September 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$33,719	$32,686
Trade accounts and notes receivable, net	18,370	13,778
Unbilled receivables	4,263	—
Inventories, net	14,057	16,933
Asset held for sale	662	587
Prepaid expenses and other current assets	2,386	953

Total current assets	73,457	64,937

Non-current notes receivable	140	—
Non-current inventories, net	21,882	16,930
Rental equipment, net	44,167	54,317
Property, plant and equipment, net	29,493	29,874
Goodwill	4,337	4,337
Other intangible assets, net	7,898	8,331
Deferred cost of revenue and other assets	8,094	8,119

Total assets	$189,468	$186,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$5,653	$1,593
Contingent consideration	2,310	—
Deferred revenue and other current liabilities	8,350	8,753

Total current liabilities	16,313	10,346

Non-current contingent consideration	7,955	10,962
Non-current deferred revenue and other liabilities	5,363	4,567

Total liabilities	29,631	25,875

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized; 13,727,971 and 13,670,639 shares issued, respectively; and 13,610,334 and 13,670,639 shares outstanding, respectively	137	137
Additional paid-in capital	91,513	90,965
Retained earnings	85,516	86,566
Accumulated other comprehensive loss	(16,501)	(16,698)
Treasury stock, at cost, 117,637 shares at December 31, 2020	(828)	—

Total stockholders’ equity	159,837	160,970

Total liabilities and stockholders’ equity	$189,468	$186,845

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net loss	$(1,050)	$(9,282)
Adjustments to reconcile net loss to net cash provided (used in) by operating activities:
Deferred income tax expense (benefit)	6	(25)
Rental equipment depreciation	3,831	4,443
Property, plant and equipment depreciation	985	930
Amortization of intangible assets	433	433
Stock-based compensation expense	548	590
Bad debt expense	7	27
Inventory obsolescence expense	617	1,436
Change in estimate of collectability of rental revenue	—	7,993
Change in estimated fair value of contingent consideration	(697)	—
Gross profit from sale of used rental equipment	(4,127)	(284)
Gain on disposal of property, plant and equipment	—	(14)
Effects of changes in operating assets and liabilities:
Trade accounts and other receivables	5,143	(8,460)
Unbilled receivables	(4,263)	—
Inventories	(2,065)	(3,126)
Deferred cost of revenue and other assets	(1,422)	(954)
Accounts payable trade	4,053	2,284
Deferred revenue and other liabilities	311	651

Net cash provided by (used in) operating activities	2,310	(3,358)

Cash flows from investing activities:
Purchase of property, plant and equipment	(597)	(1,670)
Proceeds from the sale of property, plant and equipment	—	40
Investment in rental equipment	(13)	(5,152)
Proceeds from the sale of used rental equipment	112	1,146

Net cash used in investing activities	(498)	(5,636)

Cash flows from financing activities:
Purchase of treasury stock	(828)	—

Net cash used in financing activities	(828)	—

Effect of exchange rate changes on cash	49	210

Increase (decrease) in cash and cash equivalents	1,033	(8,784)
Cash and cash equivalents, beginning of fiscal year	32,686	18,925

Cash and cash equivalents, end of fiscal period	$33,719	$10,141

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$12
Cash paid for income taxes	40	1,440
Note receivable in connection with sale of used rental equipment	9,868	—
Inventory transferred to (from) rental equipment	(667)	4,070

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2020	December 31, 2019
Oil and Gas Markets
Traditional seismic exploration product revenue	$997	$2,354
Wireless seismic exploration product revenue	11,737	8,937
Reservoir product revenue	29	218

	12,763	11,509

Adjacent Markets
Industrial product revenue	4,407	3,596
Imaging product revenue	2,493	2,503

	6,900	6,099

Emerging Markets
Border and perimeter security product revenue	8,797	97

Total revenue	$28,460	$17,705

	Three Months Ended
	December 31, 2020	December 31, 2019
Operating income (loss):
Oil and Gas Markets segment	$(5,986)	$(3,894)
Adjacent Markets segment	1,260	851
Emerging Markets segment	6,479	(1,365)
Corporate	(3,212)	(3,415)

Total operating income (loss)	$(1,459)	$(7,823)